EXHIBIT 3.4

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES E PREFERRED STOCK
                              OF CARECENTRIC, INC.


     It is hereby certified that:

     1. The name of the corporation is CareCentric, Inc. (the "Corporation").

     2. Section I of Article III of the Certificate of Incorporation of the Corporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value, 1/10th of 1 cent, and Section 3 of Article III of the Certificate of Incorporation of the Corporation expressly vests in the Board of Directors of the Corporation the authority provided therein to issue shares of preferred stock at any time and from time to time, in one or more series, and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such shares of preferred stock, including without limitation of the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of any wholly unissued series of preferred shares and the number of shares constituting any of such series and the designation thereof, or any of them.

     3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors adopted on the 1st day of November, 2001, the resolutions set forth below: (a) creating a series of shares of preferred stock designated "Series E Preferred Stock", and (b) setting forth the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of the shares of the Series E Preferred Stock. No shares of Series E Preferred Stock have been previously issued.

     Resolutions of the Board of Directors of the Corporation adopted on the 1st day of November, 2001.

     "RESOLVED, that pursuant to authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock, par value 1/10th of 1 cent per share, of the Corporation and states its designation and number of shares and fixes the relative rights, preferences and limitations thereof as follows:

     A. Designation. The designation shall be "Series E Preferred Stock" (the "Series E Preferred Stock"). Each share of the Series E Preferred Stock shall be identical in all respects with the other shares of Series E Preferred Stock.

     B. Number. The number of shares of Series E Preferred Stock shall be Two Hundred Ten Thousand (210,000), which number from time to time may be increased or decreased (but not below the number then outstanding) by the Board of Directors of the Corporation. Any shares of Series E Preferred Stock purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of the Corporation's preferred stock ("Preferred Stock") undesignated as to series.

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     C. Voting. The Series E Preferred Stock shall vote on any matter upon which shareholders of the Corporation are entitled to vote, together as a single class with such shareholders, except as specifically provided herein or as otherwise provided by law. Each share of Series E Preferred Stock shall have a number of votes equal to the number of shares of the Corporation's common stock ("Common Stock") then issuable upon conversion of such share of Series E Preferred Stock.

     D. Dividends. The holder of each share of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, and on a pari passu basis with any dividend distribution to the holders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (but subject to any unpaid dividends on the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock that accrued prior to November 1, 2001), non-cumulative dividends at the rate per annum of three and one-half (3.5%) percent of the One Dollar ($1.00) original issuance price per share (the "Original Issuance Price") of the Series E Preferred Stock declared by the Board of Directors out of funds legally available therefor. All accrued but unpaid dividends on outstanding shares of the Series E Preferred Stock must be paid in full before any cash dividend may be declared on the Common Stock.

     E. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be distributed in the following order of priority:

          1. The remaining assets, if any, of the Corporation available for distribution to the shareholders shall be distributed in accordance with the provisions of Series B Preferred Stock as provided in Article III, Section 4G of the Corporation's Restated Certificate of Incorporation, the Series C Preferred Stock as provided in Article III, Section 5F thereof and the Series D Preferred Stock as provided in Article III, Section 6E thereof.

          2. After distribution of the amount set forth above, the holder of each share of Series E Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to the Original Issuance Price plus any accrued but unpaid dividends otherwise payable with respect to such share of Series E Preferred Stock. If the assets and funds of the Corporation available for distribution to the holders of Series E Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this Section, then all the assets of the Corporation available for distribution shall be distributed to the holders of Series E Preferred Stock pro rata so that each share receives the same percentage of its respective liquidation interest.

          3. After distribution of the amount set forth above, the remaining assets, if any, of the Corporation available for distribution to the shareholders shall be distributed to holders of shares of Common Stock in respect of their interests therein until such holders of Common Stock have been paid an amount equal to the aggregate liquidation price of the Series B


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Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E
Preferred Stock; and then, if any assets remain, the balance shall be distributed ratably to the holders of Common Stock and the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

     F. Change of Control Transactions. In the event of a Change of Control Transaction (as defined below), each share of Series E Preferred Stock shall, subject to the succeeding provisions of this paragraph, be entitled to receive the Original Issuance Price, plus any accrued but unpaid dividends otherwise payable with respect to such share of Series E Preferred Stock. The holders of Preferred Stock shall, on a pari passu basis with one another, be entitled to payment of cash or other consideration equivalent in value to the sum of the aggregate liquidation preference of each class of Preferred Stock (plus accrued and unpaid dividends otherwise payable) ("Aggregate Preference") before any payment is made upon any shares of Common Stock that were outstanding prior to the Change of Control Transaction. If, upon any such Change of Control Transaction, the consideration to be distributed among the holders of Preferred Stock is insufficient to permit payment to such holders of the Aggregate Preference, than the entire consideration paid in connection with the Change in Control Transaction shall be distributed pro rata among the holders of Preferred Stock.

     For purposes of this Section F, consideration from a Change of Control Transaction shall:

          a. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends; and

          b. insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as mutually determined by the Corporation's Board of Directors and the holders of a majority of the outstanding shares of the Series E Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of the Series E Preferred Stock are unable to reach agreement, then by independent appraisal by a valuation firm or accounting firm hired by the Corporation and acceptable to the holders of a majority of the outstanding shares of Series E Preferred Stock and to be paid equally by both parties.

For the purposes of this Section, a "Change of Control Transaction" with respect to the Corporation means (i) the acquisition of the Corporation by a non-affiliated third party pursuant to a merger, consolidation or business combination; (ii) the sale of all or a substantial part of the assets of the Corporation to a non-affiliated third party; (iii) the occurrence of a transaction pursuant to which any entity or person shall, alone or in combination with any affiliate (as defined in the Securities and Exchange Act of 1934 as amended and all regulations promulgated pursuant thereto, (the "Exchange Act")) become the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) or fifty percent (50%) or more of any outstanding class of capital stock of the Corporation having ordinary voting power in the election of its directors; or (iv) Mestek, Inc. and John E. Reed collectively shall cease to own capital stock of the Corporation with total voting power in the election of its directors of fifteen percent (15%) or more.

     G. Conversion. The holders of the Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

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          1. Right to Convert.  Each share of Series E Preferred  Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, into one fully paid and nonassessable share of Common Stock immediately after such share has vested or is no longer subject to forfeitability conditions as provided in the Stock Grant Agreement dated January 23, 2002 between the Corporation and John R. Festa.

          2. Mechanics of Conversion. Before any holder of Series E Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights of Series E Preferred Stock of CareCentric, Inc. to be signed by its Chief Executive Officer, and such authorized officer hereby declares, under penalty of perjury under the laws of the State of Delaware, that he signed this Certificate in the official capacity set forth beneath his signature and that the statements set forth in this Certificate of Designations, Preferences and Rights of Series E Preferred Stock of CareCentric, Inc. are true and correct to his own knowledge this 23rd day of January, 2002.


                                 /s/ John R. Festa
                                 ------------------------------------
                                 John R. Festa
                                 President and Chief Executive Officer




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